EXHIBIT 10.1

PROTOCOLE D’ACCORD TRANSACTIONNEL	SETTLEMENT AGREEMENT
FRANÇAIS	ENGLISH

ENTRE

Brady Groupe S.A.S, société par actions simplifiée (Société à associée unique), dont le siège social est situé 2 rue de la 3ème Révolution Industrielle Pa Pierre Mauroy 59223 Roncq, enregistré auprès du Tribunal de Commerce de Greffe du Tribunal de Commerce de Lille Métropole OR R.C.S. Lille Métropole sous le numéro 383064557, représentée par Aaron Pearce, dûment habilitée à cet effet.

ci-après dénommée la « Société »,

ET

Monsieur Pascal DEMAN

ci-après dénommé le « Salarié »,

La Société et le Salarié étant ci-après dénommés la « Partie » ou les « Parties » et le présent protocole d’accord transactionnel étant dénommé la « Transaction ».

BETWEEN

Brady Groupe S.A.S., a French a single shareholder joint-stock company (société par actions simplifiée (Société à associée unique)) whose registered office is at 2 rue de la 3ème Révolution Industrielle Pa Pierre Mauroy 59223 Roncq, registered with the trade and companies registry of Greffe du Tribunal de Commerce de Lille Métropole OR R.C.S. Lille Métropole under number 383064557 represented by Aaron Pearce, duly empowered for that purpose.

hereafter referred to as the “Company”,

AND

Mr Pascal Deman

hereafter referred to as the “Employee”,

The Company and the Employee are hereafter referred to as the “Party” or the “Parties” and this settlement agreement is referred to as the “Agreement”.

ÉTANT PRÉALABLEMENT EXPOSÉ QUE :	RECITALS:
1.Rappel des faits	1.Background
Le Salarié a été engagé à compter du 1er janvier 1998 par la Société suivant un contrat de travail à durée indéterminée (ci-après le « Contrat ») soumis à la convention collective nationale (« CCN ») de Commerce de Gros applicable à la Société.

The Employee was hired on 1 January 1998 by the Company under a permanent employment contract (hereinafter the “Contract”) governed by the the National Collective Bargaining Agreement (“CBA”) for Commerce de Gros applicable to the Company.

Au dernier état des relations contractuelles, le Salarié exerçait les fonctions de Vice-Président, General Manager – WPS.	More recently, he held the position of Vice President, General Manager – Workplace Safety executive status.
A la suite de la rupture de son contrat de travail, le Salarié a contesté le motif de son licenciement et a menacé de saisir la juridiction prud’hommale.	Following the termination of his employment contract, the Employee contested the reason for his dismissal and threatened to bring an action before the labour court.
2.Position du Salarié	2.Position of the Employee
A la réception de la lettre lui notifiant son licenciement, le Salarié faisait valoir qu’il entendait saisir le Conseil de prud’hommes aux fins de contester la rupture de son Contrat qu’il considérait comme sans cause.	Upon receipt of the letter notifying his dismissal, the Employee informed the Company of his intention to file a claim before the Employment tribunal to challenge the termination of his Contract which he considered without grounds.
i)S’agissant du motif du licenciement, le Salarié contestait la réalité du motif invoqué, faisant valoir, notamment, que la mesure de licenciement pour motif personnel dont il avait été l’objet était nulle. Par ailleurs, le Salarié prétendait également qu’il avait toujours fait preuve d’une implication sans faille dans l’intérêt de la Société et qu’en dépit de cela, la Société avait décidé de licencier.

i)Regarding the reason for dismissal, the Employee challenged the reality of the reason put forward and claimed, in particular, that the dismissal on personal grounds affecting his was null and void. The Employee also claimed that he had always been fully committed to the Company’s interest and despite that, the Company had decided to dismiss him.

ii)S’agissant de la procédure de licenciement, le Salarié indiquait que celle-ci n’avait pas été valablement mise en œuvre, ce dernier n’ayant pas été convoqué à un entretien préalable, conformément aux exigences légales applicables en la matière.

ii)Regarding the dismissal procedure, he indicated that it had not been validly implemented, as the Employee had not been called to a pre-dismissal meeting, pursuant to the legal requirements applicable in this respect.

Enfin, le Salarié estimait que les manquements de l’employeur lui causaient divers préjudices, en particulier moral, ce préjudice étant d’autant plus important qu’il avait toujours fait preuve d’implication dans son travail, ainsi qu’un préjudice professionnel importants, tenant au fait qu’il était porté atteinte à sa réputation et qu’il lui sera difficile de trouver un nouvel emploi avec le même niveau de responsabilité (étant précisé que le Salarié avait 57 ans au moment de son licenciement).	In consequence, the Employee considered that the employer’s breaches caused him various harms, this harm being all the more significant as he had always shown great implication in his work, and a professional harm, resulting from the damage to his reputation and the fact that it will be difficult for him to find a new job with the same level of responsibilities (it being specified that the Employee was 57 years old at the date of the dismissal).
3.Position de la Société	3.Position of the Company
Pour sa part, la Société s’opposait fermement à la position du Salarié et estimait que la mesure de licenciement prononcée à l’encontre de ce dernier était régulière et fondée sur une cause réelle et sérieuse.	As for the Company, it firmly opposed the Employee’s position and considered that the measure of dismissal pronounced against the latter was regular and based on real and serious grounds.
La Société contestait donc le caractère irrégulier et infondé du licenciement allégué par le Salarié, et réfutait également fermement sa prétendue nullité.	The Company thus strongly challenged the wrongful nature of the dismissal as alleged by the Employee, because the dismissal, and consequently strongly denied the alleged invalidity of the dismissal.
La Société contestait aussi tout manquement à ses obligations au titre de l’exécution du contrat de travail et confirmait la validité des griefs ayant justifié le licenciement du Salarié	The Company also challenged that it breached its duties in connection with the performance of the employment contract that, as a consequence, the Employee’s allegations were completely unfounded and that the grounds for termination valid.

La Société estimait donc qu’aucune indemnisation complémentaire de quelque nature que ce soit n’était due au Salarié tant du fait de l’exécution du Contrat que de la rupture de ses liens contractuels avec la Société.	The Company therefore considered that no additional compensation of any nature whatsoever was owed to the Employee due to the performance of the Contract or the termination of his contractual links with the Company.
En conséquence, le Salarié a menacé de saisir la juridiction prud’hommale afin de contester la rupture de son contrat de travail.	Therefore, the Employee threatened to bring an action to the Employment Tribunal to challenge the termination of his employment contract.
4.Rapprochement des Parties	4.Discussion of the Parties
Conscientes des conséquences préjudiciables qu'occasionnerait le développement judiciaire du conflit et prenant en considération les aléas et le temps résultant d'une telle procédure, les Parties ont décidé, après discussions et après avoir été chacune dûment conseillées, et sans reconnaitre le bien-fondé de leurs positions respectives, de régler à l'amiable leur différend en acceptant les concessions réciproques ci-après exposées, lesquelles forment transaction et mettent un terme définitif à leur désaccord. Elles ont été chacune assistées d’un avocat.	Aware of the adverse consequences which could be brought about by legal action, in addition to taking into consideration the uncertainties and delays in following such a route, the Parties, after discussions and each thereafter receiving proper advice, have decided, and without recognizing the merits of their respective positions, to settle their dispute amicably by agreeing to the mutual concessions set out below, which form the basis of this Agreement and put a definitive end to their dispute. Each Party was assisted by a lawyer.
EN CONSÉQUENCE DE QUOI, IL A ÉTÉ CONCLU ET ARRÊTÉ CE QUI SUIT :	NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:
Article 1. Définitions	Article 1. Definitions
Pour les besoins de la Transaction, les expressions « Société Affiliée » et « Informations Confidentielles » auront le sens suivant :	For the purpose of the Agreement, the terms “Affiliated Company” and “Confidential Information” shall mean the following:
–« Société Affiliée » signifie toute société civile ou commerciale, française ou étrangère, qui directement ou indirectement, au moyen d’un ou plusieurs intermédiaires contrôle la Société, est contrôlée par la Société, ou est sous le même contrôle que la Société. Une société est réputée en contrôler une autre lorsqu’elle remplit l’un des critères visés à l'article L. 233-3 du Code de commerce.

–“Affiliated Company” shall mean any and all French or foreign civil or trading company, which directly or indirectly, through one or several intermediaries, controls, is controlled by or is under the same control as the Company. A company is deemed to control another one as long as it meets one of the criteria stated in Article L. 233-3 of the French Commercial Code.

–« Informations Confidentielles » signifie
toutes les informations portées à la connaissance du Salarié, directement ou indirectement, concernant les activités, la gestion administrative et financière, la technologie, les produits, la clientèle de la Société et/ou de toute Société Affiliée. Ces informations incluent, notamment (i) les informations relatives au design des produits et au développement, (ii) les noms, adresses, habitudes d’achat et préférences des clients actuels ou potentiels de la Société, (iii) les politiques en matière de prix et de ventes, techniques et concepts et (iv) les secrets commerciaux et toute autre information relative aux opérations et/ou aux activités de la Société et/ou de toute Société Affiliée.

–“Confidential Information” shall mean any and all information directly or indirectly brought to the Employee’s knowledge in relation to the business, administrative and financial management, technology, products, and customer base of the Company and/or of any Affiliated Company. Such information includes, inter alia: (i) any information in relation to product design and development, (ii) the names, addresses, purchase habits and preferences of the current and potential customers of the Company, (iii) the price and sales policies, techniques and concepts, and (iv) trade secrets, and any other information in relation to the operations and/or business of the Company and/or any Affiliated Company.

Article 2. Cessation du contrat de travail	Article 2. Termination of the employment contract
Le Salarié reconnaît que son licenciement lui a été notifié par lettre recommandée avec demande d’avis de réception envoyé le 30 septembre 2022 et qu’il a démissionné de l’ensemble de ces mandats sociaux à cette même date.	Since the Employee refused the CSP, he confirms that his dismissal was notified by registered letter with acknowledgment of receipted sent on 30 September 2022, and that he resigned from all of his corporate offices at the same date.
Les Parties rappellent que le Contrat prendra fin à l’issue de son préavis, dont le Salarié a été dispensé.	The Parties remind that the Contract will end at the end of the Employee’s notice period which was waived.

Le Salarié reconnait que la Société a levé toute clause de non-concurrence et donc qu’aucune indemnité de non-concurrence ne lui est due.	The Employee acknowledges that the Company has lifted any non-compete clause and thus no non-compete compensation is owed to him.
Article 3. Solde de tout compte	Article 3. Final pay
Le Salarié recevra au terme de son Contrat, un solde de tout compte composé des sommes suivantes :	At the end of his Contract, the Employee will receive the following salaries and ancillaries:
–les salaires et accessoires ;	–Salaries and accessories;
–Son bonus, qui lui aura été versé pendant son préavis, pour un montant de 51,230.94 EUR (fifty one thousand two hundred thirty euros and ninety four cents)	–His bonus, which would have been paid during his notice in the amount of 51,230.94 EUR (fifty one thousand two hundred thirty euros and ninety four cents)
–une indemnité de licenciement en euros bruts qui sera calculée en fonction des dispositions légales en vigueur (ci-après l’ « Indemnité de Licenciement »), estimée à la date des présente à 291,973 € (deux cent quatre-onze- mille neuf cents soixante-treize euros) bruts (ci-après l’ « Indemnité de Licenciement Estimée ») ;

–A dismissal indemnity which will be calculated based on applicable laws (the “Severance Pay”), estimated at the date of the present agreement at € 291,973 (two hundred ninety one thousand nine hundred seventy three euros) gross (hereinafter the “Estimated Severance Pay”);

–une indemnité compensatrice de congés payés acquis et non pris ;	–A compensation in lieu of paid leave accrued and not used;
Ces sommes seront assujetties à charges sociales et fiscales selon les conditions légales en vigueur.	These sums will be subject to tax and social contributions pursuant to the applicable legal provisions.
Le Salarié reconnaît qu’il recevra également, au terme de son contrat de travail, les documents légaux de fin contrat de travail (certificat de travail, solde de tout compte et attestation Pôle Emploi).	The Employee also acknowledges that he will receive, at the effective termination of his Contract, all the end of contract documents (work certificate, statement of sums due and unemployment certificate).
La Société reconnaît également que les RSU et NQSO qui devait être acquises par le Salarié le 30 septembre 2022 ont été définitivement acquises par lui dans les conditions prévues au calendrier d’acquisition et des plans d’acquisition.	The Company also acknowledges that the RSUs and NQSOs that were to vest on September 30, 2022 have vested have vested according to the vesting schedules in the applicable award agreement.
Le Salarié reconnaît que ces sommes constituent l'intégralité de son solde de tout compte. Sous réserve du parfait encaissement des sommes dues, le Salarié reconnaît qu’il a été rempli de l’intégralité de ses droits à ce titre. Il déclare n’avoir aucune demande et renonce, en tout état de cause, à toute demande à cet égard.	The Employee acknowledges that these amounts make up his entire final pay. Subject to full collection of the amounts owed, the Employee acknowledges that all his rights have been satisfied in this respect. he acknowledges having no claim and waives any claim in this respect.
Article 4. Indemnité transactionnelle	Article 4. Settlement payment
La Société accepte, sans reconnaître le bien-fondé de la position du Salarié, en contrepartie des engagements pris par le Salarié dans le cadre de la Transaction, de lui verser l’indemnité transactionnelle globale, forfaitaire et définitive suivante : 375.960 € (trois cent soixante-quinze mille neuf cent soixante euros) bruts, (ci-après l’« Indemnité Transactionnelle ») en supplément du montant de l’Indemnité de Licenciement mentionnée à l’article 3 supra.

Without the Company acknowledging the validity of the Employee’s position and in consideration of the commitments made by the Employee under the Agreement, the Company agrees on paying the following overall fixed and final settlement indemnity: € 375,960 (three hundred seventy five thousand nine hundred and sixty euros) gross (hereinafter the “Settlement Indemnity”) in addition to the amount of the Severance Pay mentioned in Article 3 above

En plus de l’Indemnité Transactionnelle, la Société s’engage à assumer les frais de prestations d’outplacement, de bilan de compétence et/ou de formation, à concurrence de 10.000 € (dix mille euros) hors taxes (le « Reclassement »), au profit du Salarié, mobilisable pendant 12 mois à compter de sa sortie des effectifs à l’issue du préavis.	In addition to the Settlement Indemnity, the Company agrees to provide the Employee with outplacement services valued at €10,000 (ten thousand euros) (the "Outplacement") the Employee can cash-in at any time in the 12 months following the end of his notice.
Le Salarié accepte qu’il ne sera éligible à aucun paiement complémentaire à ce titre.	The Employee agrees that he will not be eligible for any additional payment in this respect.

Pour la fixation du quantum de l’Indemnité Transactionnelle, les Parties reconnaissent expressément avoir pris en compte :
–les conditions de la conclusion, de l’exécution et de la rupture du Contrat ;
–les différents éléments tels que décrits au préambule des présentes, et notamment le préjudice moral, financier et professionnel dont a fait état le Salarié.

In fixing the quantum of the compensation payment, the Parties expressly acknowledge that they have taken into account:
–The conditions of conclusion, performance and termination of the Contract;
–The different factors described in the preamble of the Agreement and in particular the moral, financial and professional harm as described by the Employee.

Les Parties reconnaissent que l’Indemnité Transactionnelle et le « Reclassement » permettent, dans leur globalité, de réparer de façon définitive l’intégralité du préjudice moral et professionnel qu’estime avoir subi le Salarié au titre de la conclusion, de l’exécution et/ou de la rupture de ses relations contractuelles avec la Société et plus globalement, du chef de tout rapport de droit ou de fait ayant pu exister entre lui et la Société ou toute Société Affiliée.
À toutes fins utiles, il est rappelé que le Salarié est conscient de ce qu’il reste personnellement et exclusivement redevable des taxes et autres contributions fiscales et sociales personnelles éventuellement applicables à cette Indemnité Transactionnelle.

The Parties acknowledge that the Settlement Indemnity and the Outplacement compensates the Employee for the full professional and personal harm he considers having suffered from the conclusion, performance and/or termination of his contractual relationship with the Company and more generally any legal or factual contractual relationship which may have existed between him and the Company or any Affiliated Company.
For the avoidance of any doubt, the Employee confirms that he is aware of the fact that he remains personally and exclusively liable for any personal income tax and social contributions as they may ultimately apply to this Settlement Indemnity.

L'indemnité visée au présent article fera l'objet des prélèvements sociaux et fiscaux prévus par la législation applicable. Chacune des Parties supportera la part des cotisations sociales lui incombant aux termes de la Transaction et le Salarié supportera seul le paiement de l’impôt sur le revenu.
À ce titre, les Parties reconnaissent que les lois sur la fiscalité et les contributions et autres charges sociales applicables aux indemnités sont susceptibles d'évoluer et s'engagent à appliquer les dispositions en vigueur. Aucune modification de ces dispositions ne saurait modifier les termes du présent accord, ce que les Parties acceptent expressément.

The compensation referred to in this Article shall be subject to social and tax withholdings provided for by applicable law. Each of the Parties shall bear the social contribution share due by such Party pursuant to the Agreement and the Employee will be solely responsible for the payment of income tax.
In this respect, the Parties acknowledge that the laws on tax and social security and welfare contributions applicable to compensation are liable to change and undertake to apply the provisions in force. No changes to such provisions may alter the terms of this agreement, fact that the Parties acknowledge expressly.

Le paiement de l’Indemnité Transactionnelle sera effectué par virement bancaire sur le compte CARPA du Conseil du Salarié dans les 15 jours ouvrables suivant la remise du RIB dudit compte à la Société, en réparation de l'ensemble des préjudices directs ou indirects, allégués ou qui pourraient être allégués par le Salarié et notamment du préjudice moral qu’il allègue avoir subi tant du fait de l’exécution de son contrat de travail que de la rupture de son contrat de travail pour motif économique. Le Salarié, qui, sous réserve d'encaissement, en donne d'ores et déjà bonne et valable quittance, reconnaît qu’il est ainsi pleinement indemnisé de tous les préjudices allégués.	The payment of the Settlement Indemnity shall be made by bank transfer to the CARPA account of the Employee’s lawyer within 15 business days following transmission of the required bank information of said account to the Company, for all direct and indirect alleged losses claimed by the Employee and in particular moral loss which he claims to have suffered in relation to the execution of his employment contract and termination of his contract of employment for economic reasons. Subject to receiving such funds, the Employee hereby acknowledges that he has been fully compensated for all his alleged losses.
Article 5. Acceptation et concessions du Salarié	Article 5. Employee’s acceptance and concessions
En contrepartie du versement des sommes et indemnités visées aux articles 3 et 4 de la Transaction et sous réserve de la parfaite exécution par la Société des engagements visés ci-dessus, et notamment du versement desdites sommes et indemnités, le Salarié:	In consideration of the payments referred to in Articles 3 and 4 of the Agreement and provided that the Company fully complies with its above-mentioned commitments and including as regards the payment of the amounts and compensations, the Employee:

–reconnaît être rempli de l'ensemble de ses droits au titre de son contrat de travail et de ses mandats sociaux vis-à-vis de la Société et plus généralement, de l'ensemble des sociétés composant le Groupe auquel appartient la Société (ci-après le « Groupe »), ainsi qu'à l'égard de ses/leurs mandataires sociaux et/ou salariés. En conséquence, le Salarié renonce définitivement et irrévocablement à réclamer toutes sommes et/ou avantages non mentionnés expressément dans la Transaction (tels que notamment, sans que cette énumération puisse être considérée comme étant exhaustive, toute somme accordée en vertu d'un plan de sauvegarde de l’emploi d'une société du Groupe, tout salaire, indemnités (de nature contractuelle ou non) dues au titre de son contrat de travail, paiement de retention/incentivisation ou tout type de bonus, primes (et notamment, pour éviter toute ambiguïté, toute prime de vacances, primes conventionnelles / contractuelles ou tout autre paiement prévu par la convention collective applicable, bonus, bonus différé (Deferred Award) et intérêts sur bonus différé (interests on Deferred Award), bonus Long Terme (Long Term Incentive bonus), bonus de fidélisation), commission, remboursement de frais, treizième mois, retraite, prévoyance et tous autres avantages sociaux, dividendes, rémunération au titre d'une invention dans le cadre des fonctions, avantages en nature de quelque type que ce soit, congés payés et tous congés supplémentaires, RTT, CET, heures supplémentaires, complément de rémunération au titre de l’activité partielle, ou toute autre forme de compensation ou indemnité, tous rappels de salaire au titre notamment du temps de travail, indemnités ou sommes relatives à la formation, gratification, plans de souscription d'actions RSU, de stock-options ou indemnité liée à ces actions ou stock-options, tout type de dommages et intérêts, etc.) ou droits ou demande quelconque, au titre de la conclusion, de l'exécution et/ou de la rupture de son contrat de travail. Il renonce également à se prévaloir d'une quelconque discrimination ou harcèlement moral, et à faire prévaloir un quelconque préjudice, de quelque nature que ce soit, vis-à-vis de la Société et/ou de toute autre société du Groupe.

–acknowledges that all of his rights related to his employment contract and corporate offices vis-à-vis the Company have been satisfied in addition to all rights vis-à-vis more generally any and all companies within the Group to which the Company belongs (hereafter the "Group"), and its or their officers and/or employees. Accordingly, the Employee irrevocably and finally waives the right to claim any sums and/or benefits which are not expressly referred to in this agreement (such as, for example, but without limitation, any amount granted under a job-protection plan (plan de sauvegarde de l’emploi) of any Group company, any salary, any indemnities due under his employment contract (whether contractual or not), retention payment, any type of bonus (including, for the avoidance of doubt, any holiday bonus, bonus or other payments provided by the applicable CBA or contracts, deferred award, interest on deferred award, Long Term bonus, loyalty bonus), commission, expenses, thirteen month, pension, life insurance and any other benefits, dividends, IP rights compensation of any kind, benefits in kind of any nature, paid holiday and any type of additional day-off, RTT, CET, overtime, financial compensation related to partial activity, or any other form of compensation or allowance, back-pay in connection in particular with working time arrangements, training allowances, awards, RSU, stock-options or share plans or payment linked thereto, damages and interest of any kind, etc.) or rights, by way of the conclusion, termination, and/or the performance of his contract of employment. He also waives the right to allege any discrimination or harrasment, and to allege any loss, of any kind whatsoever, against the Company and/or any other Group companies.

–renonce expressément à tous droits et toutes réclamations, actions, demandes et prétentions nés, à naître ou résultant de la Transaction ainsi qu’à l’exercice de toutes actions judiciaires par devant quelque juridiction que ce soit sur le territoire national français ou à l’étranger envers la Société et/ou toute Société Affiliée et/ou leurs dirigeants ayant pour cause, objet ou conséquence, la conclusion, l’exécution et/ou la rupture de son Contrat, et/ou tout contrat écrit ou oral conclu avec toute Société Affiliée ;

–expressly waives any existing or future rights and actions, claims or demands or resulting from the Agreement as well as any legal actions to any court whatsoever in France or elsewhere against the Company and/or any Affiliated Company and/or their managers the cause, purpose or consequence of which results from the conclusion, performance or termination of his Contract, and/or any oral or written contract entered into with any Affiliated Company;

–s’engage à garder strictement confidentielles toutes Informations Confidentielles auxquelles il a eu accès durant l’exercice de ses fonctions au sein de la Société et/ou de toute Société Affiliée, et en particulier, toutes informations relatives aux projets en cours, à la clientèle, aux études, aux lettres ou autres documents.

–undertakes to keep strictly confidential all Confidential Information to which he had access in performing his duties at the Company and/or any Affiliated Company and in particular any information relating to ongoing projects, customers, studies, letters or other documents.

–s’engage à se désister, dans les 48 heures suivants la date de versement de l’Indemnité Transactionnelle, de toutes instances et actions en cours et de manière plus large de toute procédure juridictionnelle en cours contre la Société, et s’estime rempli de l’ensemble des demandes formulées au cours de ces procédures.

–undertakes to withdraw, within 48 hours following the date of payment of the Settlement Indemnity, from any and all pending proceedings and, more generally, from any and all pending court proceedings against the Employer, and considers that any and all claims made in the course of such proceedings have been satisfied.

Article 7. Obligation de non-dénigrement	Article 7. Non-disparagement obligation
Les Parties s’engagent à respecter à l’égard l’une de l’autre une obligation de non-dénigrement.	The Parties undertake to respect a non-disparagement obligation toward each other.
A ce titre, Le Salarié s’engage à ne pas critiquer ou dénigrer la Société et/ou ses dirigeants, ainsi que l’ensemble des Sociétés Affiliées et/ou leurs dirigeants.	As such, the Employee undertakes not to criticize or denigrate the Company and/or its managers, as well as the Affiliated Companies and/or their managers.
Parallèlement, la Société ainsi que l’ensemble des Sociétés Affiliées, leurs dirigeants, mandataires sociaux et salariés dont elle se porte fort, s’interdisent tout propos ou tout écrit en termes préjudiciables du Salarié, tant en interne qu’en externe, notamment dans le cadre de ses recherches d’emploi. La Société et les Sociétés Affiliées ne sont toutefois tenues que par les propos des personnes les représentant et s’exprimant en leur nom, et non par les propos tenus par ses salariés en leur nom propre.	At the same time, the Company as well as all the Affiliated Companies, their directors, corporate officers and its employees refrain from speaking or writing in prejudicial terms of the Employee, both internally and externally, in particular in the context of their job searches. However, the Company and the Affiliated Companies are only bound by the statements of the persons representing them and speaking on their behalf, and not by the statements made by its employees in their own name.
Article 8. Confidentialité	Article 8. Confidentiality
Le Salarié reconnaît expressément qu’il demeure tenue par une obligation de confidentialité applicable en dépit de la rupture de son contrat de travail et s’engage à conserver la discrétion la plus absolue sur :
•toutes les informations se rapportant aux activités de la Société ou des autres Sociétés du Groupe, auxquelles il a eu accès à l’occasion et dans le cadre de ses fonctions ;
•toutes les informations dont il a pu avoir connaissance sur la situation de l’activité au sein de la Société ou des autres Sociétés du Groupe et notamment sur le statut des personnels qui sont rattachés à cette activité, sur l’organisation de cette activité et sur les orientations stratégiques du Groupe en ce domaine et ;
•toutes les réclamations, demandes, contestations qu’il a formulées dans le cadre du présent litige et sur les actions qu’il a menacé d’engager à l’encontre de la Société, et sur l’ensemble des circonstances ayant concouru à la rupture de son contrat de travail.
Le Salarié reconnaît que les éléments susvisés ne devront en aucun cas être emportés ou diffusés ou utilisés à l’extérieur de la Société sous quelques formes que ce soit. Le Salarié confirme qu’il n’a pas manqué à son obligation à cet égard.

The Employee expressly acknowledges that he remains bound by a duty of confidentiality that applies even though his contract of employment have been terminated, and undertakes to keep the following strictly confidential:
•all information relating to the activity of the Company or the other Group Companies, to which he had access in the context or in connection with his duties;
•all information he may have been aware of regarding the business situation within the Company or the other Group Companies, in particular on the status of staff assigned to this business, on the organization of this business and on the Group’s strategic orientations in this area, and
•all claims, requests and challenges he made in the context of this dispute and on action he threatened to initiate against the Company, and on all circumstances having led to the termination of his contract of employment.
The Employee acknowledges that the aforementioned information shall by no means be taken or circulated or used outside the Company, in any form whatsoever. The Employee confirms that he has not breached his obligation in this respect.

Les informations concernées sont informations portées à la connaissance du Salarié, directement ou indirectement, concernant les activités, la gestion administrative et financière, la technologie, les produits, la clientèle de la Société et/ou de toute société du Groupe. Ces informations incluent, notamment (i) les informations relatives au design des produits et au développement, (ii) les noms, adresses, habitudes d’achat et préférences des clients actuels ou potentiels de la Société, (iii) les politiques en matière de prix et de ventes, techniques et concepts et (iv) les secrets commerciaux et toute autre information relative aux opérations et/ou aux activités de la Société et/ou de toute société du Groupe.	The concerned information shall mean any and all information directly or indirectly brought to the Employee’s knowledge in relation to the business, administrative and financial management, technology, products, and customer base of the Company and/or of any company belonging to the Group. Such information includes, inter alia: (i) any information in relation to product design and development, (ii) the names, addresses, purchase habits and preferences of the current and potential customers of the Company, (iii) the price and sales policies, techniques and concepts, and (iv) trade secrets, and any other information in relation to the operations and/or business of the Company and/or any company belonging to the Group.
Les Parties reconnaissent que le respect de la présente clause de confidentialité est essentiel à la validité du présent accord.	The Parties acknowledge that compliance with this confidentiality clause is critical to the validity of this agreement.
Article 9. Restitution du matériel et autres objets	Article 9. Return of material and other property
Le Salarié confirme qu’à la date de rupture effective de son contrat de travail, il remettra à la Société tous documents (sous quelque forme que ce soit : papier, électronique, etc.), véhicule de fonctions, biens et matériels qui lui avaient été remis pour l’exercice de ses fonctions et appartenant à la Société et plus généralement aux sociétés du Groupe.	The Employee confirms that at the effective termination date of his employment contract, he will return to the Company all documents (in whatever format: paper, electronic, etc.), objects and material which were provided to him during his role and belonging to the Company or to any of the companies of the Group.
Article 10. Engagements de la Société	Article 10. Commitments of the Company
Sous réserve du respect par le Salarié des engagements visés aux présentes, la Société :	Provided that the Employee meets the undertakings set forth herein, the Company:
–reconnaît que des comptes définitifs ont été établis entre les Parties à la date des présentes ;	–acknowledges that final accounts were established between the Parties on the date hereof;
–s’engage à ne rien dire, suggérer ou entreprendre qui puisse porter atteinte à l’image ou à la considération du Salarié ou porter préjudice personnellement ou professionnellement à la réputation du Salarié, notamment dans ses recherches d’emploi actuelles ou futures, à garder secrètes toutes informations concernant l’exercice des fonctions du Salarié, les désaccords et les conditions de rupture des relations contractuelles.
–renonce expressément à tous droits et toutes réclamations, actions, demandes et prétentions nés, à naître ainsi qu’à l’exercice de toutes actions judiciaires par devant quelque juridiction que ce soit sur le territoire national français ou à l’étranger envers le Salarié ayant pour cause, objet ou conséquence, la conclusion, l’exécution et/ou la rupture de son Contrat, et/ou tout contrat écrit ou oral conclu avec toute Société Affiliée, et, de manière générale, de toutes relations, de quelque nature qu’elles soient, ayant pu exister entre la Société et toute Société Affiliée.

–undertakes to refrain from saying, suggesting or undertaking anything which may harm the image or reputation of the Employee or may personally or professionally harm the Employee’s reputation, in particular in relation to his current or future job search, and to keep secret any information related to Employee’s role, the abovementioned disputes and the conditions of termination of the contractual relationships.
–expressly waives all rights and claims, actions, demands and pretentions arising, to arise as well as the exercise of all legal actions before any jurisdiction whatsoever on the national territory of France or abroad against the Employee having as a cause, object or consequence, the conclusion, performance and/or termination of his Contract, and/or any written or oral contract entered into with any Affiliate, and, in general, of all relations, of whatever nature, which may have existed between the Company and any Affiliate

Article 11. Déclarations	Article 11. Representations
Le Salarié et la Société déclarent :	The Employee and the Company represent that:
–avoir disposé du temps de réflexion nécessaire avant de signer la Transaction et avoir pris conseil auprès d’un avocat ;	–they benefited from a sufficient reflection period before signing the Agreement and received advice from a lawyer;
–être informés que la Transaction est un document irrévocable et définitif.	–they are aware that the Agreement is a final and irrevocable document.

Le Salarié déclare également être informé que le versement de l’Indemnité Transactionnelle pourra entraîner un différé d’indemnisation au titre du régime général d’assurance chômage.	The Employee also declares being aware that the Settlement Indemnity may result in the delayed payment of unemployment benefits.
Les Parties s’engagent (i) à conserver un caractère confidentiel aux circonstances et conditions dans lesquelles elles ont mis fin à leurs relations professionnelles et (ii) à ne pas communiquer tout ou partie de la Transaction à quelque tiers que ce soit à l’exception des administrations fiscales et sociales sur leur demande, de la U.S Securities and Exchange Commission (SEC) dans le cadre des obligations légales de publication de la Société auprès de cet organisme et de toute autorité autorisé susceptible d’en requérir la communication.	The Parties undertake (i) to keep the circumstances as well as conditions in which they ended their business relationship confidential and (ii) not to disclose all or part of the Agreement to any third party, save to the securities law filings required to be publicly filed with the U.S. Securities and Exchange Commission, tax and social security authorities should they so request and to any authorized authority who may so request.
Article 12. Traitement fiscal et social	Article 12. Tax and Social Security Treatment
Le Salarié déclare connaître le régime fiscal et social des sommes versées au titre de la Transaction. Il confirme que toute remise en cause ultérieure du traitement de ces sommes ou toute remise en cause de sa situation personnelle par une autorité quelconque ne saurait affecter la validité des engagements mutuels consentis dans le cadre de la Transaction.	The Employee represents that he is aware of the tax and social security system applying to the sums paid to his in respect of the Agreement. He confirms that any subsequent questioning of the treatment of these sums or any questioning of his personal situation by any authority whatsoever shall not affect the validity of the mutual undertakings agreed to under the Agreement.
Le Salarié est informé que l’Indemnité Transactionnelle versée au titre de la Transaction sera déclarée notamment aux URSSAF et à Pôle Emploi, conformément aux dispositions légales.	The Employee is informed that pursuant to the law, the Settlement Indemnity paid under the Agreement will be declared to the URSAFF and to Pôle Emploi, among others, in accordance with the law.
Article 13. Effets	Article 13. Effects
La Transaction, conclue sur le fondement des articles 2044 et suivants du Code civil, réglera définitivement entre les Parties tout litige né ou à naître relatif à la conclusion, l’exercice et la rupture du contrat de travail du Salarié avec la Société et/ou tout contrat écrit ou oral conclu avec toute Société Affiliée, et emporte renonciation réciproque à tous droits, actions et prétentions de ce chef.	The Agreement is entered into in accordance with Articles 2044 et seq. of the French Civil Code, and shall definitively settle any dispute which has arisen or which may arise between the Parties in relation to the conclusion, performance and termination of the employment contract entered into between the Employee and the Company and/or any oral or written contract entered into with any Affiliated Company and constitutes a reciprocal waiver to all rights, actions and claims thereto.
En application de l’article 2052 dudit Code, la Transaction fera obstacle à l'introduction ou à la poursuite entre les Parties d'une action en justice ayant le même objet.	Pursuant to Article 2052 of the same Code, the Agreement shall prevent the introduction or continuation between the Parties of any legal action having the same cause.
Sous réserve du respect par chacune des Parties de ses propres obligations, la Société et le Salarié s’interdisent de remettre en cause la Transaction en l’une quelconque de ses dispositions, pour quelque cause que ce soit, fût-ce pour erreur de droit ou de fait.	Subject to the compliance of each Party with its own individual obligations, the Company and the Employee shall refrain from challenging the Agreement and any provision thereof, for any reason whatsoever, including a legal or factual error.
Article 14. Version principale	Article 14. Prevailing version
La Transaction est rédigée en français et traduite en anglais. La version française prévaut, toute autre version n'ayant aucune valeur contractuelle et ne pouvant être opposée aux Parties.	The Agreement has been drafted in French and translated into English. The French version shall prevail and any other version has no contractual value and will not be enforceable against the Parties.

Fait à Paris Le 10 octobre 2022 (en deux exemplaires originaux dont un remis à chacune des Parties)	Executed in Paris On October 10, 2022 (in two original counterparts, including one for each of the Parties)

/s/ PASCAL DEMAN
Le Salarié : Monsieur Pascal Deman
Faire précéder la signature de la mention manuscrite :
« lu et approuvé, bon pour transaction forfaitaire, définitive et irrévocable et renonciation à instance et action».».
Have the signature preceded by the handwritten notice:
“Read and agreed, valid as fixed, final and irrevocable settlement and waiver to proceedings and action”.
/s/ PETER DEMETS
Pour la Société / For the Company
Peter Demets
Directeur des Ressources Humaines
Faire précéder la signature de la mention manuscrite :
« lu et approuvé, bon pour transaction forfaitaire, définitive et irrévocable et renonciation à instance et action»
Have the signature preceded by the handwritten notice:
“Read and agreed, valid as fixed, final and irrevocable settlement and waiver to proceedings and action”.